LETTER TO STOCKHOLDERS

DEAR FELLOW STOCKHOLDER:

Peter and I always look forward to writing this letter.

We see this letter as our opportunity to report to our business partners. While Aimco is widely held, we know as friends the holders of the vast majority of Aimco shares. We recognize and appreciate your investment.


I. PERSPECTIVE

Like you, we are stockholders: our economic fortunes are tied to Aimco share ownership. Unlike you, we are responsible for Aimco's management. You may think about Aimco from time to time; we think about it everyday. Like you, we check each day's closing price; but our perspective and responsibility are long term. Our objective is to build a profitable and enduring business.

Since Aimco has now completed five full years of public ownership, it is possible to consider our record as well as our objectives. In this letter, we include numerous one and five year measurements. Since we are focused on the future, we consider their importance to be as signposts pointing where we will direct Aimco going forward. It is our hope that this connection of past actions to present plans will serve as an accounting to long term stockholders, business partners and employees, as well as provide a useful introduction for others interested to learn more about Aimco.


II. BUSINESS POINT OF VIEW

One place to start is to review certain perspectives that guide Aimco.

o    Focus is good: Aimco owns and operates apartments.

o Demand for apartments is based on demographics and predictable. Obsolescence is limited. By comparison to the volatile national economy, apartment ownership is a stable business.

o It is also a commodity business with few barriers to entry where the low cost operator fares best. The most important cost is the cost of acquisition.

o Apartment operations are inherently local but, because local markets are cyclical and asynchronous, it pays to be geographically diversified.

o Apartment development generally has poor risk adjusted returns when compared to apartment ownership. The greatest development risk is competition from other new buildings.

o The predictable value of "hard" assets serving stable markets makes some financial leverage suitable, but leverage increases risk and the wrong kind (short term, recourse, or just too much) is responsible for most real estate failures.

o It is crucial that management and stockholders have the same interests: long term growth in per share values.

One more thought: Aimco concerns itself first with wealth preservation, and only then, with wealth creation. This may seem antiquarian in an economy being transformed by new technologies and conceptualized by new paradigms. It is, nevertheless, how Peter and I see the Aimco business and our responsibility to you.


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III. FINANCIAL RESULTS

In 1999, Aimco collected $640 million in consolidated revenues and earned $293 million in AFFO. These totals represent 48% and 65% increases over the previous year. Their compounded annual rates of growth are 67% and 92% since 1995.

GROWTH IN CONSOLIDATED REVENUE AND AFFO (MILLIONS)

                                    [GRAPH]


AFFO per share was $3.72 in 1999, an increase of 19% over the previous year. Its compounded annual rate of growth is 19% since 1995. Peter and I consider AFFO per share to be the most meaningful measure of Aimco's current profitability.

AFFO PER SHARE GROWTH


                                    [GRAPH]


                                   [PICTURES]

2

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IV. STOCKHOLDER RETURNS


TOTAL RETURN

Total Return, the best measure of stockholder gains, considers both dividends and stock price appreciation by assuming that dividends are reinvested in stocks as of the dividend payment date. Aimco compares its Total Return to other REITs, and also to the broader equity markets. While real estate ownership differs from other businesses (hard assets provide a more certain downside as well as an inflation hedge), it makes no sense over time to accept a lower risk adjusted return from REITs than from other investments.

In 1999, Aimco provided a Total Return of 14%. Aimco Total Return has been a compounded 27% annual rate of return for the past five years.


ONE, THREE AND FIVE YEAR TOTAL RETURNS

                    One         Three       Five
                    Year        Years       Years
                    ----        -----       -----
Aimco                14%         69%        227%
S&P 500              21%        107%        251%
Dow Jones            27%         88%        231%
Russell 2000         21%         45%        102%
MS REIT Index        (5%)        (6%)        44%

Of course, there are other investment considerations. We'd like to discuss three: dividends, stock market liquidity, and valuation.


                                    [GRAPH]


                                   [PICTURES]

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
DIVIDENDS

Dividends provide current income, a matter of considerable interest to my family and to Peter's too. As a matter of financial analysis, dividends reduce the duration of an investment and so reduce the risk that future results or discount rates will be different than expected.

In 1999, Aimco paid a dividend of $2.50 per share, providing a 7% rate of return on shares held January 1, 1999. For shares held January 1, 1995, dividends have provided a 14% compounded annual rate of return.

Aimco practice has been to increase the dividend rate annually by about one half of the increase in AFFO per share. This has resulted in an AFFO payout ratio of 67% in 1999, the fifth lowest of the 100 largest REITs. A low payout ratio makes the dividend more secure and retains cash for reinvestment.

The 2000 dividend rate has been set at $2.80 per share, an increase of 12% from 1999 and the sixth consecutive annual increase. The dividend rate has increased at a compounded annual rate of 11% since 1995.

REIT status requires Aimco to distribute 95% of its REIT taxable income. 1999 REIT taxable income is estimated in the accompanying financial statements and reconciled to net income. When Aimco dividend payments exceed its REIT taxable income, the excess is treated as a tax free return of capital, an added benefit for those of us who are taxpayers. In 1999, 6% of Aimco's dividend was tax-free. The tax-free portion has averaged 20% during the past five years.


GROWTH IN DIVIDENDS PER SHARE

                                    [GRAPH]


STOCK MARKET LIQUIDITY

Liquidity describes how reliable is the market to buy or sell a stock. It matters somewhat to Peter and me because we have increased our Aimco share holdings each year. It also matters to investors who must consider the ease with which they can accumulate or liquidate meaningful positions.

In 1999, Aimco daily trading volume averaged $6.8 million the eighth most liquid among all REITs and equal to the 462nd most liquid among the S&P 500.

While helpful to buyers and sellers of Aimco stock, discussion of liquidity highlights a fundamental difference between my own time frame, which is truly long term, and investors whose performance is measured at the market close each day. I am sensitive to this conflict. I certainly notice each day's stock price and yet, one day and one quarter are insufficient time periods to measure investment results. Peter and I are responsible for the longer term and regularly make decisions preferring long term gains to short term advantage.


                                   [PICTURES]

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VALUATION

A price:earnings ratio measures how highly the stock market values each dollar of current profitability. It is my observation that a P/E ratio is two edged.
When high, it expresses optimism....which is good.....and creates the risk of
contraction.....which is bad. When low, it expresses skepticism..... which is
bad......and has the possibility of expansion...... which is good.

The Aimco P/E, defined as the year-end share price divided by the last twelve months AFFO of $3.72 was 10.7 at December 31, 1999. By comparison to other REITs, this is about average and has declined over the past two years as REIT P/E s have declined generally, in part because of the extraordinary alternative returns provided by technology stocks.

A growth adjusted P/E is the P/E divided by the AFFO growth rate. Because Aimco has an average P/E and has increased AFFO at twice the industry average for the past five years, the Aimco growth adjusted P/E approximates an astounding 0.6! Comparisons to the S&P 500 are even more humbling. This disappoints Peter and me: it reduces the Aimco stock price and evidences a lack of confidence by the market that Aimco can continue its historic growth. For the past five years, Aimco growth has proven the market wrong. Going forward, time will tell.


AIMCO P/E

                                    [GRAPH]


AIMCO YEAR-END GROWTH ADJUSTED P/E

                                    [GRAPH]


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V. ASSETS


Aimco owns apartments, interests in partnerships owning apartments, debt secured by apartments and businesses serving apartment owners, managers and residents.

WHY APARTMENTS?

Apartments have a more predictable value than do most businesses or, for that matter, most real estate asset classes.

The reason:

o How people live changes very little, although there is a slow rate of obsolescence as incomes rise and expectations increase.

o Demand is based on long term demographic factors: births a generation ago; societal trends toward later marriage and more frequent divorce; and high rates of immigration.


                                    [GRAPH]


All is not static: depreciation of short-lived assets (carpets, appliances, roofs and the like) is quite real; and developers are notorious for overbuilding local markets. Still, apartments have a long useful life and, often, the land on which they are built appreciates sufficiently to offset the wear and tear.

WHAT AIMCO OWNS AND OPERATES

Aimco operates more apartments than any other entity in the world, employing 12,500 people to serve, as of 1999 year-end, an estimated 1 million residents living in 363,462 apartments located in 48 states, the District of Columbia and Puerto Rico, and paying $1.7 billion in rents.

The number of apartments operated declined 4% during 1999 due to the planned reduction in the scale of Aimco property management for third parties. The compounded annual rate of growth in apartments operated has been 61% during the past five years.

GROWTH IN AIMCO UNITS OPERATED

                                    [GRAPH]


Aimco operates apartments that it does not own. The total Aimco operating portfolio can be categorized as shown on the next page:


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
                               1995           1996           1997           1998           1999
                              ------         ------         ------         ------        -------
Owned/Consolidated            14,453         23,764         40,039         63,268        106,148
Partial Ownership              6,349          3,611         83,431        170,061        133,113
Managed per Long
     Term Agreements              --             --         36,753         61,753         61,753
Managed per Short
     Term Agreements          13,245         15,434         32,834         84,281         62,448
                              ======         ======         ======         ======        =======
Total Units                   34,047         42,809        193,057        379,363        363,462


The number of Owned/Consolidated units increased by 42,880 units during 1999 or 68% from the previous year primarily because, as Aimco increased its ownership in partnerships to more than 50%, the partnership units and historical results are consolidated for reporting purposes.


SERVICE BUSINESSES

Aimco business units provide services to other apartment owners and managers; as well as services to apartment residents.

The property management business described above contributed $10 million (from Long Term Agreements) and $1 million (from Short Term Agreements) to Aimco's 1999 Free Cash Flow.

Buyers Access, a wholly owned subsidiary, is the nation's largest group purchasing organization serving the apartment industry. In 1999, it sourced more than $132 million in purchases for 687,000 units owned by members. During 1999, average member purchases totaled $193 per member unit, an increase of 7% over 1998 average member purchases of $180. Its purchases have increased at a compounded annual rate of growth of 24% since 1995.

Services are provided to residents, generally through the ROC structure. These include local and long distance telephone services; cable television; Internet access; and appliance rentals. In 1999, Aimco earned $2 million from services for residents, an increase of 72% from the previous year.


VI. OPERATIONS

Aimco has approximately 12,500 employees at 1999 year-end, a reduction of 4% from the previous year due to planned reductions in overhead and in the number of apartments managed for third parties.


CULTURE

Aimco operates pursuant to policies we call "railroad tracks". These policies establish ethical, accounting and operating standards. They reserve all decisions to buy, sell or finance to senior management in Denver. All other decisions are delegated to the 31 ROCs, the two service centers, and the business units. Rents are set; vendors chosen; employees hired; and "P and L" responsibility is located at the operating level...not in Denver.

As a consequence, Aimco sometimes feels to be a "virtual" company, tied together by email, the Aimco Intranet, and regular travel. The 31 Regional Vice Presidents live in their ROCs. The senior management team is equally far flung. Aimco maintains control by reliance on market disciplines. For example, in order to create internal markets:

o Aimco measures and compares every property each month and every ROC each quarter. These comparisons are objective, based on improvements in profitability from the previous year, and publicized within Aimco. Bonuses are paid monthly and quarterly for the best results.

o Offsite personnel are ranked monthly by their internal customers. These comparisons are both objective and subjective. They too are publicized within Aimco and provide the basis for monthly bonuses for the best results.


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o    Each member of senior management is graded every six months. These grades are published and provide the basis for year-end compensation.

The goal is to create an Aimco work force that is high achieving and self improving where incentives are focused on those who contribute the most. It is not always comfortable to distinguish among friends and colleagues, but it is essential to the pursuit of excellence and the defeat of entropy. This culture rewards focus, welcomes innovation, and is impatient with organizational politics.


RESULTS

In 1999, Aimco increased "same store" revenue by 4.3%; decreased expenses by 1.3%; and increased net operating income by 8.0%. The compounded annual rate of growth in "same store" net operating income has been 6.0% over the past five years.

SAME STORE NOI GROWTH

                                    [GRAPH]


Tom Toomey has provided remarkable leadership in building this culture of performance. In December 1999, he was named Chief Operating Officer in recognition of his role.


VII. CAPITALIZATION

Aimco assets have an estimated value of approximately $11.5 billion. These assets are funded by long-term property debt; Aimco bank debt; Aimco preferred stock; partnership equity; and Aimco common stock and OP Units.

Excluding long-term debt and equity allocable to limited partners, the Aimco balance sheet had a $7.2 billion market value at 1999 year-end.


PROPERTY DEBT

Property debt is used in lieu of corporate debt because it is less expensive, longer term, self-amortizing and non-recourse. The typical Aimco mortgage loan represents a 40% loan to value. In some cases, the mortgage interest is tax exempt and the interest rate is correspondingly lower. The typical initial term is 20 years and the non-recourse feature limits Aimco's liability to the individual property pledged to secure the borrowing.

In 1999, for both consolidated and unconsolidated interests, Aimco funded 68 long-term property loans totaling approximately $616 million, at interest rates averaging 7.3%, and assumed debt on 11 properties totaling approximately $110 million, at interest rates averaging 7.9%.

At 1999 year-end, Aimco and affiliated properties were subject to a total of $5.2 billion in property debt outstanding. Of this total, $2.4 billion represented consolidated property debt and $2.8 billion represented unconsolidated property debt, of which Aimco's share is $0.8 billion. Aimco's pro rata share of long term mortgage debt is $3.2 billion. Aimco's share of principal payments made in 1999 were $46.6 million.


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$7.2 BILLION CAPITALIZATION AS OF DECEMBER 31, 1999 INCLUDING PROPORTIONAL
SHARE OF UNCONSOLIDATED DEBT

                                    [GRAPH]


BANK DEBT

BankAmerica, Bank Boston and Chase Bank lead a syndicate of banks providing Aimco a line of credit.

A portion of the bank debt used to fund redevelopment activities is expected to be refunded from property debt upon completion of redevelopment activities. At 1999, year-end, $9 million was borrowed under the Aimco bank line for this purpose and an additional $26 million was borrowed pursuant to a long term property loan from an insurance company, for redevelopment of the Grand Flamingo in Miami Beach.

The balance of the bank debt is used to make investments and is expected to be repaid from Cash Cushion, sales proceeds or equity financings. Aimco generally limits these borrowings to its Cash Cushion expected during the next two or three years.

In 1999, Aimco increased its line of credit to $300 million, of which $209 million was drawn at year-end.

Free Cash Flow coverage of interest expense was 2.7:1 for 1999.


                                   [PICTURES]

PREFERRED STOCK

While preferred stock has equity features, Aimco considers preferred stock, whether or not convertible, as leverage to the common. Aimco policy requires Free Cash Flow coverage of interest expense and preferred dividends to be at least 2:1.

In 1999, Aimco issued $307 million in preferred stock and preferred OP Units all of which is convertible into Aimco common stock at a weighted average price of $43.25 per share; converted $100 million in preferred stock to 2.5 million common shares; and at year-end had outstanding $892 million in preferred stock and preferred OP Units of which $466 million was convertible at a weighted average price of $42.12 per share.

During 1999, Moody's and Duff & Phelps upgraded their ratings of Aimco preferred stock, generally to a level just below investment grade.

For 1999, Free Cash Flow coverage of interest expense and preferred dividends was 2.1:1.


PARTNERSHIP EQUITY

Limited partners own a portion of many properties in which Aimco has an ownership interest. Aimco is the General Partner in more than 900 such partnerships. Where Aimco has less than 100% ownership, its ownership interest varies but, on average, is 46% in conventional properties and 19% in affordable properties.


COMMON EQUITY

Aimco stockholders and OP Unit holders own the Aimco enterprise.

In 1999, Aimco issued 4,105,080 shares and OP Units and redeemed OP Units for an additional 4,461,686 common shares. At year-end 1999, 73 million common shares and OP Units were outstanding which, at a price of $39.81, had a market value of $2.9 billion, an increase of 18% over the previous year.

The Aimco equity market value has increased at the compounded annual rate of growth of 71% for the past five years.

The weighted average number of common stock and OP Units outstanding was 70.0 million for 1999. For purposes of calculating fully diluted AFFO, an additional
8.7 million shares were considered to be outstanding: 8.6 million in respect of convertible preferred stock; and the balance in respect of outstanding stock options and High Performance Units.


CASH CUSHION

Cash Cushion measures AFFO less dividends and scheduled principal payments made, net of scheduled principal payments received. It is internally generated cash available to fund new investments, debt reduction and share repurchases.

In 1999, the Aimco Cash Cushion was $57 million an increase of 59% from the previous year.


                                   [PICTURES]

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

VIII. RISK MANAGEMENT

PHILOSOPHY

Wealth preservation is Aimco's initial priority. In part, this is because Peter and I realize the importance Aimco has for many families, our own included. It also reflects our experience that the most successful investment records begin with loss avoidance.

Aimco manages risk by: business component diversification; geographic diversification; focus on mature properties; reinvestment; sales; and use of non-recourse debt to limit financial liabilities.


BUSINESS COMPONENT DIVERSIFICATION

TOTAL CONTRIBUTION TO FREE CASH FLOW
(after pro rata allocation of general and administrative expenses)

I.

                                    [GRAPH]


FREE CASH FLOW CONTRIBUTION FROM CONSOLIDATED AND UNCONSOLIDATED OPERATIONS

II.

                                    [GRAPH]


COMPONENTS OF CONTRIBUTION TO REAL ESTATE FREE CASH FLOW

III.

                                    [GRAPH]

GEOGRAPHIC DIVERSIFICATION

Aimco Free Cash Flow is earned in more than 175 local markets. In 1999, the largest single market contributed 7% of Aimco Free Cash Flow and the five largest contributed 32%.


                                   [PICTURES]

GEOGRAPHIC DIVERSIFICATION
Real Estate Free Cash Flow Contribution

                                     [GRAPH]


                                   [PICTURES]

12

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FOCUS ON MATURE PROPERTIES

Aimco typically holds mature properties. These generally have a cost advantage compared to the cost of new development and are somewhat insulated from building cycles.

REINVESTMENT

While apartment properties have long useful lives, they include many components that do not. Aimco invests: on acquisition, to correct deferred maintenance ("ICE"); annually, $300 per unit for recurring Capital Replacements; occasionally, to add a revenue generating feature (Capital Enhancements) or to upgrade a property substantially (Redevelopment).

In 1999, Aimco, excluding $109 million allocable to limited partners, spent:

     $55 million for ICE
     $29 million for Capital Replacements
     $ 5 million for Capital Enhancements
     $38 million for Redevelopments
     $ 9 million for reserved but unspent ICE and
         Capital Replacements from previous years
     ----
     $136 million
     ====


SALES

Aimco regularly "prunes" its portfolio, selling its lowest rated locations. In 1999, Aimco sold 63 properties to generate $426 million, including $250 million allocable to limited partners.


NON-RECOURSE DEBT

Aimco generally holds each property in a separate, single asset entity to provide legal insulation from property level liabilities. Aimco generally uses debt that is "non-recourse", i.e., the lender's claim is limited to a specific property. These policies insulate Aimco from significant reversals at any one property, and keep Aimco from having "all its eggs in one basket".

In 1999, Aimco received 3% of its Free Cash Flow from its largest single investment whose equity value is estimated at 4% of Aimco equity.


IX. PROSPECTS

o Aimco seeks to IMPROVE AFFO ON A PER SHARE BASIS. There is no important gain to stockholders if Aimco grows, but per shares values do not.

o "SAME STORE" RESULTS measure changes in net operating income earned by properties owned both now and in the prior year. These are the chief focus of the Aimco ROC leaders. Generally, rents and expenses are expected to track inflation; Aimco seeks to do better. Revenue can be increased by upgrading asset quality and by improving or adding resident services. Expenses can be reduced by: greater care; innovation and technology; and economies based on Aimco's scale.

     In 1999, Aimco increased "same store" results by 8.0%, primarily by lowering costs.

o REDEVELOPMENT, distinct from maintenance, upgrades a property to attract a higher rent paying resident and extends a property's useful life. By reuse of much of the existing property, important cost advantages can be gained by comparison to new building. Aimco expects its redevelopment activities to increase monthly rental rates by at least $100 per unit and to provide unleveraged returns at least 200 basis points greater than those available from the purchase of completed properties.

     In 1999, Aimco's share of investment in redevelopment activities for conventional properties was $38 million. In total, Aimco completed the redevelopment of 3 properties,


                                   [PICTURES]
     including 258 units, and redevelopment was continuing as of year-end for 8 properties, including 3,681 units.

o PARTNERSHIP INVESTMENTS. Aimco is the General Partner in more than 900 partnerships and regularly increases its ownership percentage when additional interests can be purchased on acceptable terms.

     In 1999, Aimco acquired $271 million of partnership interests in approximately 49,000 transactions.

o PROPERTY ACQUISITIONS. Aimco acquires properties when expected returns exceed Aimco's cost of capital.

     The cost of debt is established in the transaction which considers each investment on a "leverage neutral" basis. The cost of equity is more esoteric to determine but essential to know to avoid dilution of existing equity values. Aimco requires each investment to be "accretive", that is, to increase per share results. This can be a high hurdle because few properties are increasing in profitability as rapidly as is Aimco. In general and assuming consistent leverage, Aimco expects property acquisitions to provide an Internal Rate of Return greater than 20%.

     Aimco often uses OP Units to acquire properties where this currency provides tax and other advantages for the property seller.

     In 1999, Aimco acquired 28 properties including 12,721 units at a cost of $495 million.

o SERVICES TO OWNERS AND MANAGERS. Aimco provides management services to properties owned by both Aimco partnerships and unaffiliated owners. In order to ensure a consistency of effort, Aimco applies the same performance benchmarks regardless of the amount of Aimco ownership.

     In 1999, the number of units managed for third parties declined by 21,833 or 15%. This was a planned reduction following the increase in this business as a result of the 1998 acquisition of the Insignia multifamily business. Aimco generally undertakes third party property management only in the context of a larger relationship.

     Buyers Access, the apartment industry's largest group purchasing organization, included 687,000 units, of which 38% were Aimco related and 62% were unaffiliated. Buyers Access is adding an Internet platform in 2000 to lower vendor and member costs alike.

     In 1999, Buyers Access, contributed $3 million to Aimco's AFFO.

o SERVICES TO RESIDENTS are based on Aimco's business relationships with 363,462 resident households. Aimco knows their credit and demographic characteristics, and, of course, "where they live".

     Aimco continues to study how best to realize the value inherent in these relationships.

     In 1999, resident services contributed $2 million to Aimco's AFFO.

o TRANSACTIONS. In an enterprise as large as Aimco, transactions are an important part of Aimco's business. Peter and I regard income from transactions as less predictable than rental income, but also as a recurring source of profitability for Aimco. Income is earned both


                                   [PICTURES]
     by recoveries on notes purchased at a discount and by fees and "promotes" earned in partnership sales, construction and financing activities.

     When Aimco acquired ownership interests in various partnerships, it also acquired notes receivable, which were valued significantly less than the actual face value. Aimco has also purchased other notes at a significant discount to the face value. Over time, as Aimco has improved property operations, many of these notes have become collectible. At 1999 year-end, Aimco held 311 such notes with a face value of $173 million and a book value of $93 million.

     Aimco is the general partner in more than 900 partnerships. Many of these partnerships specify fees to compensate the general partner for providing such services as managing construction, arranging financing, or negotiating a disposition. Often, the partnership agreements allocate to the general partner a disproportionate share of sales proceeds.

     In 1999, Aimco's AFFO included $37 million of earnings generated by transactions as follows:

     Interest Income from notes
            purchased at a discount:                $32 million
     Fees from transactions:                        $5 million


X. STRATEGIC QUESTIONS

Peter and I are often asked about industry issues or the Aimco strategy. We offer our answers below to the most interesting questions.

WHY IS AIMCO NOT A "PLAIN VANILLA" REIT?

A "plain vanilla" REIT is considered to hold properties passively and to be fairly valued, like a closed end fund, at a discount to liquidation value or "NAV". Aimco has taken a different course in order to increase profitability and predictability. Profitability is increased when Aimco is successful in making property acquisitions at advantageous prices. This is why Aimco undertakes complex transactions where price is not the Seller's only concern. Predictability is increased when Aimco is successful in establishing multiple "engines" of growth, for example, property acquisitions, partnership acquisitions and redevelopment activities. Aimco considers itself an active operating business.


HOW DOES AIMCO DETERMINE PROPERTY PURCHASES AND SALES?

Each year, property owners and their intermediaries offer Aimco hundreds of properties available for sale. Aimco often operates a nearby property and already has an insight into the investment potential of the property offered for sale. Harry Alcock, Aimco's Chief Investment Officer, considers each proposal on its own merits. Before proceeding, Steve Ira, an Aimco co-founder, undertakes due diligence. The local Regional Vice President reviews the projected results. Peter and I make the final purchase decision, most often following a personal visit to the property.

Aimco also sells properties. Each year, Aimco ranks owned properties twice: once based on the quality of the improvements and once based on the quality of the location. The latter is considered the more important. Annually, Aimco seeks to sell the lowest ranked 5%-10%. In 1999, 63 properties were sold for approximately $426 million, of which $250 million was allocable to limited partners.


                                   [PICTURES]

HOW DOES AIMCO MAKE PARTNERSHIP DECISIONS, INCLUDING PARTNERSHIP INVESTMENTS?

Aimco treats partnership capital as carefully as Aimco's own. Of course, a substantial portion is "Aimco's own" because Aimco owns an average 46% of the 438 partnerships holding conventional properties. Aimco operates partnership properties according to the same accounting, operating, leverage, distribution, redevelopment and sale policies as it does wholly owned properties. Aimco does not charge inflated costs to provide services and Aimco makes general partner loans, when indicated, at competitive rates averaging approximately 9.5% at year-end. Patrick Foye, a member of Aimco senior management, is responsible to see that the partnerships are treated fairly.

It is common for fractional interests to price at a discount to the value of the whole enterprise. Aimco purchases partnership interests when their pricing offers an attractive return. Aimco makes full disclosure of all material business information, often in a document filed with the Securities and Exchange Commission. Prices are agreed by both Aimco and the selling limited partners, who frequently have the opportunity to sell to others or maintain their investments.

In 1999, Aimco completed approximately 49,000 such purchases.


HOW DOES AIMCO THINK ABOUT EQUITY ISSUANCE?

Equity issuance dilutes existing stockholders. It makes sense only when the proceeds are invested to generate more than the indicated dilution-when what Aimco buys with the proceeds of equity issuance is worth more than what Aimco conveys to its new stockholders.

Aimco repurchases its stock when doing so offers a better return than do alternative uses.

In 1999, Aimco issued 4,105,080 shares and OP Units at an average price of $39.84 and repurchased 205,300 shares at an average price of $38.82.


WHAT IS THE AIMCO VIEW ON FFO?

FFO was developed on the correct premise that GAAP financial reporting tends to overstate the economic cost of depreciation. This is because Generally Accepted Accounting Principles require depreciation for assets even when their value is not reduced. However, free of GAAP constraints, FFO is often subject to multitudinous and idiosyncratic definitions.

Even setting aside the uncertainty of definition, FFO is incomplete as a measure of profitability because it does not consider the depreciation of assets whose utility is being consumed. Aimco has consistently encouraged its stockholders to prefer "Cash Earned For Stockholders" or "AFFO" as measures of profitability more complete than FFO.


HOW DOES THE INTERNET AFFECT AIMCO?

The Internet is a transformative technology. It, and its progeny, email and Intranets, are the basis for Aimco's internal and external communications. It permits "real time" accounting and operating controls for approximately 2,000 widely scattered locations. By making communication more efficient, it holds the potential to reduce Buyers Access costs by 10% or more. By permitting residents access to the World Wide Web, it expands their options.

Still, it does not seem likely to make apartment properties obsolete and its impact on locations is yet to be seen.


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WHAT ARE AIMCO PLANS FOR GOVERNMENT-ASSISTED PROPERTIES?

Aimco owns the general partner interest in 461 partnerships owning properties, including 61,096 units, receiving government assistance, most often pursuant to "Section 8". This is a 1970's program by which the federal government encouraged low income housing by making long term financial commitments. Many of these commitments are now expiring and Aimco, as general partner, is studying each property to determine its best use. Some can be profitably redeveloped and refinanced with conventional debt. Those that cannot will be sold, generally to buyers who will continue to use the property for low income housing.

In 1999, Aimco withdrew from Section 8 102 government-assisted properties including 6,003 units and offered for sale 169 properties including 19,066 units.


WHAT IS THE IMPACT OF HIGH PERFORMANCE UNITS?

In 1997, Aimco structured an equity security whose purchase by management would, unlike stock options, create a "downside" and whose value was tied directly to superior performance as measured by Aimco Total Return to Stockholders. The performance benchmarks were established after consultation with Aimco's largest institutional stockholders and require outperforming the industry by 115% over three years and beating a minimum return of 30%. Currently twelve members of Aimco management and three independent members of Aimco's Board of Directors have purchased "HPUs" for $2.1 million cash, not subsidized in any way by Aimco. The price was based on an independent determination of fair value by Salomon Smith Barney and was approved by stockholders.

The ultimate value of the HPUs will be determined on December 31, 2000 and is equal to 15% of the amount, if any, by which Aimco's Total Return exceeds the agreed benchmarks. This value is payable only in a special class of OP Units not transferable in the lifetime of the holder...truly a long-term commitment! If Aimco does not exceed the agreed benchmarks, the HPU's will expire and be worthless.

Aimco financial results are calculated and reported each quarter on a "fully diluted" basis that estimates the then current value of the HPUs. For example, 1999 AFFO was reduced by$0.02 per share.

While I have heard from some who consider the HPUs to be too complex and even too generous, the HPUs offer, in my view, exactly the right kind of equity incentive: the holder has downside risk; only benefits if stockholders benefit from superior results; and is focused on the long term best interests of Aimco because of a lifetime commitment. Stockholders benefit proportionately if the ultimate value is large.


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
XI. FINAL THOUGHTS

As we reread what we have written, Peter and I are mindful that much of it is highly detailed. The Aimco business turns on such details and a full report to business partners, to be transparent, requires numerous specific facts and observations.

There are three larger points that we would like to emphasize:

o While there are many aspects to Aimco, each is focused on the operation and ownership of apartments...a stable and predictable part of the national economy.

o Aimco today has a deep, talented and highly motivated management team. The results we describe are their accomplishment. Some have been mentioned already: Tom Toomey, Chief Operating Officer; Harry Alcock, Chief Investment Officer; Steve Ira, a Division Leader also responsible for due diligence and Aimco's largest redevelopment; and Pat Foye, EVP-Partnerships. Others are equally important to Aimco's success: Paul McAuliffe, Chief Financial Officer; Scott Wesson, Chief Information Officer; and Joe DeTuno, redevelopment leader. For each, their most important economic interest is the value of Aimco equity. They are joined by many, many more who provide hard work and crucial leadership. Together, they are an important Aimco asset and a key competitive advantage. It is a privilege to be their colleagues.

o Aimco owes much to some who are no longer here. Peter and I want to offer particular thanks to Troy Butts, Martha Carlin, Ty Howard, Jack Murray, Tom Shuler, and Dave Williams.

A very special debt is owed to John Smith who has decided not to stand again for election to the Aimco Board of Directors. John has contributed greatly from his vast experience and extraordinary personal qualities. It is greatly appreciated that he has agreed to continue his service to Aimco as a member of its Advisory Board.

We appreciate your interest in Aimco and look forward to seeing you at the Annual Meeting to be held in Denver on April 20, 2000.



Sincerely



/s/ TERRY CONSIDINE                               /s/ PETER KOMPANIEZ
Terry Considine                                   Peter Kompaniez
Chairman and CEO                                  Vice Chairman and
                                                  President


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